As of April 15, 1999                                               Exhibit 10.45


David A. Jackson, Ph.D.
c/o VIMRx Pharmaceuticals Inc.
2751 Centerville Road
Wilmington, DE 19808

Dear David:

     This letter agreement amends, modifies, clarifies and restates in all respects the agreement dated August 26, 1996 between you and VIMRX Pharmaceuticals Inc. (the "Company") as to terms and conditions of your employment by the Company.

     1. You are being employed as the Executive Vice President - Research and Development of the Company. In such capacity, you will have general charge of and administration over the Company's activities relating to Innovir Laboratories, Inc., VM301 and hypericin, you will be the Company's principal scientific spokesman to investor and related audiences, and you will perform such other executive level duties as may be assigned by the Chairman and Chief Executive Officer of the Company or by the President of Nexell Therapeutics Inc., the Company's principal operating subsidiary, from time to time. You will report to the Chairman and Chief Executive Officer and to the President of the Company. If requested, you agree to serve, for no additional compensation, in like capacities for any of the Company's subsidiaries throughout the term of your employment. You will be based in the Company's Wilmington, Delaware office but you will be required to travel from time to time to the Company's Irvine, California office.

     2. The term of your employment commenced on August 26, 1996 and shall continue until terminated under the provisions of Paragraph 6 below. You will be an employee of the Company and agree to devote your business and professional time and energy and skills to the affairs of the Company and its subsidiaries and to serve the Company faithfully and to the best of your ability. Notwithstanding the foregoing, in the event you are notified that your employment will be terminated without Cause (as hereinafter defined), (i) you will be afforded a reasonable opportunity to seek other employment and (ii) you may accept a full-time position with another employer (provided that acceptance of such position does not breach your non-competition obligations under this Agreement) at any time after receipt of notice of termination and prior to the termination of this Agreement, without prejudice to your right to receive severance pay.

     3. (a) As compensation for the services to be rendered by you hereunder, the Company will pay you a base salary of not less than $200,000 per annum, payable in installments in accordance with the Company's regular payroll practices. You will also be entitled to a discretionary cash bonus determined as of the end of each calendar year during the term hereof (based on performance criteria to be agreed upon between the Company and you and such additional discretionary factors as the Chairman and Chief Executive Officer and the Board of Directors of the Company (the "Board") may apply from time to time). The minimum target bonus amount each year, assuming satisfactory performance by you, will be one-third (1/3) of your base compensation.

         (b) You agree that effective April 15, 1999:

             (i) the Incentive Stock Option Agreement to purchase 120,752 shares of the Company's Common Stock and that portion of the Non-Incentive Stock Option Agreement to purchase 12,581 shares of the Company's Common Stock, each between you and the Company and dated August 26, 1996, are hereby terminated in consideration of (x) the grant to you under the 1990 Incentive and Non-Incentive Stock Option Plan of an incentive stock option to purchase 133,333 shares of the Company's Common Stock at $1.50 per share exercisable 50% on October 15, 1999 and 50% on April 15, 2000 pursuant to the terms of the Incentive Stock Option Agreement attached hereto, and (y) the amendment of the Non-Incentive Stock Option Agreement between you and the Company dated August 26, 1996 to change the exercise price thereunder with respect to 366,667 shares from $3.3125 to $1.50 per share, pursuant to the terms of the Amendment to August 26, 1996 Non-Incentive Stock Option Agreement attached hereto.

             (ii) All shares subject to the options will be registered on Form S-8 as soon as practicable after the Board approves such registration.

         (c) You will be eligible to participate in the Company's medical, dental, life and long-term disability insurance and other benefit programs, including any 401(k) or other retirement or welfare plans, from time to time in effect for the Company's senior executives, your participation in any such plans to be in accordance with their respective terms and conditions. In lieu of participation in the Company's medical and dental plans (if any), you may elect to receive a $500 (after tax) monthly allowance therefor.

         (d) Your performance will be reviewed annually by the Chairman and Chief Executive Officer and the Board (or its compensation or like committee), in connection with which they will consider an increase in your base compensation, it being understood that any such increase will be discretionary.

     4. You will be entitled to take up to an aggregate of four weeks vacation each calendar year as business conditions permit, it being understood that no more than one week of unused vacation per year of service with the Company may be carried over to the succeeding year. The Company will not be required to provide any additional compensation to you for vacation time not utilized by you. The Company will pay you for any unused accrued vacation time earned as of your termination date with the Company.

     5. The Company will reimburse you for all reasonable and documented business expenses, including but not limited to, reasonable expenses of travel between Wilmington, Delaware and Irvine, California, and of lodging in the Irvine, California area, incurred by you on behalf of the Company during the term of your employment hereunder, consistent with the Company's expense reporting policy (as the same may be modified from time to time). Notwithstanding anything herein to the contrary, the provisions of this Paragraph 5 shall survive the effective date of termination of this Agreement for a period of six months.

     6. (a) Your employment hereunder may be terminated at any time by the Company for Cause or upon at least 90 days' prior written notice by the Company, without Cause. Your employment hereunder may be terminated at any time by you
(i) upon at least 90 days' prior written notice by you prior to January 1, 2000, or (ii) at any time on or after January 1, 2000.

         (b) In the event your employment is terminated by the Company without Cause (including a constructive termination under Paragraph 6(f)), this Agreement shall terminate immediately on the effective date of termination of your employment; provided, however, that: you will be paid three months' base salary as severance in monthly installments (in arrears) beginning the first full month following the cessation of your employment with the Company (during which time you will be entitled to continue to participate in the Company's benefit plans to the extent permitted by such plans); and you will be entitled to receive any accrued but unpaid salary earned by you through the effective date of such termination.

         (c) No severance shall be paid or payable to you in the event your employment is terminated for Cause, or you voluntarily resign from your employment with the Company (excluding a constructive termination under Paragraph 6(f)), in which event this Agreement shall terminate immediately upon the effective date of termination of your employment or upon the effective date of your resignation, respectively; provided, however, that the Company shall nonetheless be obligated to pay you any accrued but unpaid salary earned by you through the date of such termination.

         (d) For purposes of this Agreement, termination for "Cause" shall mean termination due to any one or more of the following: (i) if you are indicted for committing a felony or a decision or determination is rendered by any court or governmental authority that you have committed any act involving fraud, willful misconduct, dishonesty, breach of trust or moral turpitude; (ii) if you willfully breach your duty of loyalty to, or commit an act of fraud or dishonesty upon the Company; (iii) if you demonstrate gross negligence or willful misconduct in connection with your employment; (iv) if, in the reasonable, good faith opinion of a majority of the Company's whole Board (excluding yourself, if you shall then be a director of the Company), you engage in personal misconduct of such a material nature as to render your presence as a senior executive officer detrimental to the Company or its reputation and you fail to cure the same within five days after written notice thereof from the Company; or (v) if you commit a material breach of or default under any of the terms or conditions of this Agreement and you fail to cure such breach or default within ten days after written notice thereof from the Company.

         (e) Your employment hereunder shall terminate immediately upon your death or Permanent Disability. In either such event, this Agreement shall terminate immediately upon the cessation of your employment; provided, however, you (or your legal representative, as the case may be) will be entitled to receive any accrued but unpaid salary earned by you through the date of such termination, plus severance in monthly installments (in arrears), beginning the first full month following the date of such termination in an aggregate amount equal to the positive difference if any, between (x) the base salary you would have received hereunder for the twelve months immediately following such termination date had your employment continued for such twelve-month period, and
(y) the total monies paid or payable to you with respect to such twelve-month period under the long-term disability insurance policy or policies maintained by the Company for your benefit, if any. For purposes of this Agreement, the term "Permanent Disability" shall have the meaning set forth in the long-term disability insurance policy or policies then maintained by the Company for the benefit of its employees, or if no such policy shall then be in effect, or if more than one such policy shall then be in effect and the term Permanent Disability shall be assigned different definitions in such policies, then the term Permanent Disability shall be defined for purposes hereof to mean any physical or mental disability or incapacity which renders you incapable of fully performing the services required of you in accordance with your obligations hereunder for a period aggregating 120 days during any twelve-month period.

         (f) Upon the occurrence of any of the following events, you shall have the right to terminate your employment with the Company on at least 60 days' notice. In the event such notice is given by you within 270 days of any one or more of such events, such termination of employment shall be deemed, for all purposes of this Agreement, as a termination of your employment by the Company without Cause:

               (i) a material breach of or default under this Agreement by the Company which is not cured by the Company within ten (10) days after its receipt of written notice thereof from you;

               (ii) a material reduction in your duties or a material interference with the exercise of your authority (not arising from any physical or mental disability you may sustain) which would be inconsistent with your position and authority as referenced in Paragraph 1 hereof and the same shall not have been alleviated by the Chairman and Chief Executive Officer or the Board within ten (10) days after its receipt of written notice thereof from you; or

               (iii) your failure to relocate to the Irvine, California vicinity within 90 days of the Company's written request that you do so; provided that such request may not be made at any time prior to January 1, 2000.

         (g) Notwithstanding anything in Paragraphs 6(b) or 6(c) above to the contrary:

               (i) you shall not have any obligation to the Company to mitigate any termination of your employment whereby you would be required by the Company promptly to seek, procure or commence substitute employment; and

               (ii) in the event you do seek, procure or commence such substitute full time employment, none of the income derived or to be derived by you therefrom shall be setoff by the Company against the balance of any severance payments, if any, owing to you by the Company under this Agreement.

     7. You hereby agree that you shall not, directly or indirectly, during the term of your employment hereunder, own, manage, operate, join, control or become employed by, or render any services of an advisory nature or otherwise, or participate in the ownership (other than shares held for investment in publicly traded companies), management, operation or control of, or otherwise be connected in any manner with, any business that sells products or services that are competitive in a material respect with the products or services sold by the Company, without the Company's prior written consent. The restriction on competitive activities set forth in the prior sentence shall continue to apply for a period of one year following the effective date of termination of your employment hereunder in the event you voluntarily terminate your employment (excluding a constructive termination under Paragraph 6(f)) prior to the date that is two years from the date of this letter agreement or your employment is terminated by the Company for Cause. In the event the restriction on competition remains in effect for the 12-month period following your termination pursuant to the prior sentence, you further agree that during such period you will not directly or indirectly entice away from the Company's employment, retain or otherwise engage, any employee of the Company.

     8. (a) You further hereby covenant and agree that you will not at any time during, or for a period of three (3) years following the termination of your employment with the Company, reveal, divulge or make known to any person or entity any secrets or confidential information (whether oral, written, or electronically encoded) whatsoever, of or concerning the Company or its business or anything connected therewith, all of which is and shall remain the property of the Company and shall be returned by you to the Company (including all copies) immediately upon any termination of your employment (or earlier, if requested by the Company).

         (b) For purposes hereof, confidential information shall not include any information which: (i) is or becomes generally available to the public other than as a result of a wrongful disclosure by you or your representatives, (ii) was known by you on a non-confidential basis prior to its disclosure to you by the Company or its representatives; (iii) becomes available to you from a source other than the Company or its representatives, provided that such source is not bound by a confidentiality agreement with the Company, or its representatives and otherwise has a right to disclose the same; or (iv) is required to be disclosed by any governmental or judicial authority, provided, in such case, that you shall use your best efforts to notify the Company immediately of any such requirement so that the Company shall have an opportunity to contest it.

     9. In the event of any breach or threatened breach by you of any one or more of the provisions of Paragraph 7 (relating to non-competition and non-enticement of employees) or Paragraph 8 (relating to non-disclosure), the Company will be entitled, in addition to any remedy otherwise available at law, to an injunction restraining the breach of such provision hereof.

     10. You agree that the Company may, in its discretion, apply for and take out in its name and at its own expense, and solely for its benefit, key man life insurance on you in any amount deemed advisable by the Company to protect its interests, and you agree that you shall have no right, title or interest therein and further agree to submit to any medical or other examination and to execute and deliver any application or other instruments in writing reasonably necessary to effectuate such insurance.

     11. You represent and warrant that you are not under any obligation, restriction or limitation, contractual or otherwise, to any other individual or entity which would prohibit or impede you from performing your duties and responsibilities hereunder, and that you are free to enter into and perform the terms and provisions of this Agreement.

     12. Notwithstanding anything herein to the contrary, the provisions of Paragraphs 5, 7, 8, 9 and 11 hereof shall survive the expiration or termination of this Agreement.

     13. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be either personally delivered (including by couriers such as FedEx) or sent by pre-paid certified mail, return receipt requested, addressed to the address stated below of the party to which notice is given, or to such changed address as such party may have fixed by notice given in accordance with the terms hereof:

          TO THE COMPANY:

             VIMRx Pharmaceuticals Inc.
             2751 Centerville Road
             Suite 210, Little Falls II
             Wilmington, Delaware 19808
             Attn:  Chairman

          TO DAVID A. JACKSON:

             David A. Jackson, Ph.D.
             ____________________ *
             Wilmington, Delaware 19807-1415

_____________

* to be provided separately to the Company

     Any notice sent as provided above, shall be deemed given upon receipt at the address provided for above (or, in the event delivery is refused, the first date on which delivery was tendered).

     14. This Agreement contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements and representations, written or oral, expressed or implied, with respect thereto.

     15. This Agreement may not be amended, modified, altered or terminated (other than pursuant to its terms) except by an instrument in writing signed by the parties.

     16. This Agreement shall be binding upon the parties hereto and their heirs, distributees, successors and assigns.

     17. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

     18. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely therein (without giving effect to the conflict of law rules thereof).

   Kindly indicate your agreement with the foregoing by countersigning the enclosed duplicate copy of this letter agreement and returning it to me on behalf of the Company.

   On behalf of the Company, we look forward to a long and mutually rewarding relationship.

                                              Sincerely,

                                              VIMRx PHARMACEUTICALS INC.



                                              By:
                                                 -------------------------------

ACCEPTED AND AGREED TO AS OF THIS
15th day of April, 1999

----------------------------------
     David A. Jackson, Ph.D.

                           VIMRx PHARMACEUTICALS INC.

                        INCENTIVE STOCK OPTION AGREEMENT

                             ----------------------

To:  David A. Jackson

     We are pleased to notify you that by the determination of the Stock Option Plan Committee (hereinafter the "Committee") an incentive stock option to purchase 133,333 shares of the Common Stock of VIMRx Pharmaceuticals Inc. (herein called the "Company") at a price of $1.50 per share has as of this 15th day of April, 1999 been granted to you under the Company's 1990 Incentive and Non-Incentive Stock Option Plan (herein called the "Plan"). This option may be exercised only upon the terms and conditions set forth below.

1.   Purpose of Option.

     The purpose of the Plan under which this incentive stock option has been granted is to further the growth and development of the Company and its subsidiaries by encouraging key employees, directors, consultants, agents, independent contractors and other persons who contribute and are expected to contribute materially to the Company's success to obtain a proprietary interest in the Company through the ownership of stock, thereby providing such persons with an added incentive to promote the best interests of the Company, and affording the Company a means of attracting to its service persons of outstanding ability.

2.   Acceptance of Option Agreement.

     Your execution of this incentive stock option agreement will indicate your acceptance of and your willingness to be bound by its terms; it imposes no obligation upon you to purchase any of the shares subject to this option. Your obligation to purchase shares can arise only upon your exercise of the option in the manner set forth in paragraph 4 hereof.

3.   When Option May Be Exercised.

     (a) The option granted you hereunder may not be exercised for a period of six months from the date of its grant by the Committee as set forth above. Thereafter, this option shall be exercisable as follows:

              (i) at October 15, 1999, up to 50% of the total shares subject to the option;

              (ii) at April 15, 2000, up to 100% of the total shares subject to the option.

This option may not be exercised for less than ten shares at any one time (or the remaining shares then purchasable if less than ten) and expires at the end of 10 years from the date of grant whether or not it has been duly exercised (hereinafter, the "Option Expiration Date"), unless sooner terminated as provided in paragraphs 5, 6 or 7 hereof.

4.   How Option May Be Exercised.

     This option is exercisable by a written notice signed by you and delivered to the Company at its executive offices, signifying your election to exercise the option. The notice must state the number of shares of Common Stock as to which your option is being exercised, must contain a statement by you (in a form acceptable to the Company) that such shares are being acquired by you for investment and not with a view to their distribution or resale (unless a Registration Statement covering the shares purchasable has been declared effective by the Securities and Exchange Commission) and must be accompanied by cash or a check to the order of the Company for the full purchase price of the shares being purchased unless exercised pursuant to the following "cashless exercise" provision.

     In lieu of paying for the shares purchasable under this option by cash or check, you may (i) deliver previously owned shares of Common Stock with a fair market value equal to the full purchase price of the shares being purchased under this option, or (ii) request that the Company withhold shares of Common Stock issuable upon exercise of this option with a fair market value equal to the full purchase price of the shares being purchased under this option (thereby reducing the number of shares issuable upon exercise of this option). For purposes of this option, unless the Committee determines otherwise, the "fair market value" of a share of Common Stock as of a certain date shall be the closing sale price of the Common Stock on The Nasdaq Stock Market or, if the Common Stock is not then traded on The Nasdaq Stock Market, such national securities exchange on which the Common Stock is then traded, on the trading date immediately preceding the date fair market value is being determined. The Committee may make such other determination of fair market value, based on other factors, as it shall deem appropriate.

     If notice of the exercise of this option is given by a person or persons other than you, the Company may require, as a condition to the exercise of this option, the submission to the Company of appropriate proof of the right of such person or persons to exercise this option.

     Certificates for shares of the Common Stock so purchased will be issued as soon as practicable. The Company, however, shall not be required to issue or deliver a certificate for any shares until it has complied with all requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, any stock exchange on which the Company's Common Stock may then be listed and all applicable state laws in connection with the issuance or sale of such shares or the listing of such shares on said exchange. Until the issuance of the certification for such shares, you or such other person as may be entitled to exercise this option shall have none of the rights of a stockholder with respect to shares subject to this option.

     The Company shall have the right to require you, or such other person as may be permitted to exercise this option, to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for shares of Common Stock issuable upon exercise of this option.

5.   Termination of Employment.

     If your employment with the Company (or a subsidiary thereof) is terminated for any reason other than for Cause (as defined in any applicable employment agreement between you and the Company) after October 15, 1999 the options shall become immediately fully exercisable. If your employment with the Company or a subsidiary thereof is terminated for any reason other than by death or disability, you may exercise, within three months from the date of such termination, that portion of the option which was exercisable by you at the date of such termination, provided, however, that such exercise occurs no later than the Option Expiration Date, and provided further that any portion of the option not exercised by three months following termination shall be deemed a non-incentive option and may be exercised until the Option Expiration Date.

6.   Disability.

     If your employment with the Company (or a subsidiary thereof) is terminated by reason of your disability, you may exercise, within twelve months from the date of such termination, that portion of this option which was exercisable by you at the date of such termination, provided, however, that such exercise occurs no later than the Option Expiration Date.

7.   Death.

     If you die while employed by the Company (or a subsidiary thereof) or within six months after termination of your employment due to disability, that portion of this option which was exercisable by you at the date of your death may be exercised by your legatee or legatees under your Will, or by your personal representatives or distributees, within twelve months from the date of your death, but in no event after the Option Expiration Date.

8.   Non-Transferability of Option.

     This option shall not be transferable except by Will or the laws of descent and distribution, and may be exercised during your lifetime only by you.

9.   Adjustments upon Changes in Capitalization.

     If at any time after the date of grant of this option, the Company shall, by stock dividend, split-up, combination, reclassification or exchange, or through merger or consolidation, or otherwise, change its shares of Common Stock into a different number or kind or class of shares or other securities or property, then the number of shares covered by this option and the price of each such share shall be proportionately adjusted for any such change by the Committee, whose determination shall be conclusive.

10.  Acceleration of Exercisability Upon Change in Control.

     Upon the occurrence of a "change in control" of the Company (as defined below), this option shall become immediately fully exercisable. For purposes of this option, a "change in control" of the Company shall mean (i) the acquisition at any time by a "person" or "group" (as such terms are used Sections 13(d) and 14(d)(2) of the Exchange Act of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power in the election of directors of the then outstanding securities of the Company or any successor or the Company; (ii) the termination of service of directors, for any reason other than death, disability or retirement from the Board of Directors, during any period of two consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board of Directors, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period; (iii) approval by the stockholders of the Company of any merger, consolidation, or statutory share exchange as a result of which the Common Stock shall be changed, converted or exchanged (other than a merger, consolidation or share exchange with a wholly-owned Subsidiary) or liquidation of the Company or any sale or disposition of 80% or more of the assets or earning power or the Company; or (iv) approval by the stockholders of the Company of any merger, consolidation, or statutory share exchange to which the Company is a party as a result of which the persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation; provided, however, that no change in control shall be deemed to have occurred if, prior to such time as a change in control would otherwise be deemed to have occurred, the Company's Board of Directors deems otherwise.

11.  Subject to Terms of the Plan.

     This incentive stock option agreement shall be subject in all respects to the terms and conditions of the Plan and in the event of any question or controversy relating to the terms of the Plan, the decision of the Committee shall be conclusive.

12.  Cancellation of Prior Options.

     You acknowledge that the incentive stock option previously granted to you by the Company to purchase 120,752 shares and the non-incentive stock option previously granted to you by the Company to purchase 12,581 shares, each dated as of August 26, 1996, are hereby terminated and canceled and are of no further force and effect.


                               Sincerely yours,

                               VIMRx PHARMACEUTICALS INC.


                               By:_________________________
                                  Name:  Richard L. Dunning
                                  Title: President and CEO


Agreed to and accepted as of this
15th day of April, 1999.

_________________________________
Signature of Optionee

                          VIMRx Pharmaceuticals Inc.
                        2751 Centerville Road, Suite 210
                           Wilmington, Delaware 19808

                                                As of April 15, 1999
Mr. David A. Jackson
2751 Centerville Road, Suite 210
Wilmington, DE 19808

Re:  Amendment to August 26, 1996 Non-Incentive Stock Option Agreement
     -----------------------------------------------------------------

Dear David:

     This letter constitutes an amendment to the Non-Incentive Stock Option Agreement dated as of August 26, 1996, as amended to date, (the "Option Agreement") between you and VIMRx Pharmaceuticals Inc. (the "Company") as follows:

     In consideration of your willingness to enter into a new employment agreement with the Company, the parties hereto acknowledge and agree that (i) the exercise price of the option with respect to 366,667 shares is changed from $3.3125 per share to $1.50 per share; (ii) options with respect to 12,581 shares are hereby terminated and canceled and are of no further force and effect, and
(iii) the reference in paragraphs 5 and 11(a) of the Option Agreement providing the option must be exercised within three months following termination of employment is deleted, so that such exercise must occur prior to the expiration date of the option.

     Except as expressly set forth herein, the Option Agreement shall remain in full force and effect.

     Please sign below in the space provided to signify your consent to the foregoing amendment.

                                  Very truly yours,

                                  VIMRx PHARMACEUTICALS INC.

                                  By:__________________________
                                     Richard L. Dunning


I hereby acknowledge and agree to the foregoing amendment.


____________________
David A. Jackson